EXHIBIT 10.17

TEXMAC Inc.
3001 Stafford Drive
Post Office Box 668128
Charlotte, NC 28266-8128
TEL: (704) 394-0314

October 12, 2004

Dear Sirs,

TEXMAC, Inc., a Delaware corporation having its principal office at 3001 Stafford Drive, Charlotte, NC. 28208, wholly owned subsidiary of ITOCHU Corporation in Japan, is willing to offer LMIC procurement services starting October, 2004 . This service is a complete procurement of various electronic parts and components including logistics services. Here are highlights of our services:

      o TEXMAC will procure various electronic parts and components based upon a purchase order containing a bill of material provided by LMIC with expected complete kits delivery dates.

      o TEXMAC will arrange shipments of the complete kits to LMIC's door. (DDP, Beltsville MD)

      o TEXMAC will extend to LMIC the payment term of Net 60 days (LMIC shall pay TEXMAC 60 days after delivery of the kits) with a credit limit of US$2,000,0000 (two million US dollars) balance LMIC owes to TEXMAC.

      o TEXMAC will request LMIC to establish a stand-by letter of credit to cover 50% of it purchase amount at the time of placing purchase order but not exceeding US$1,000,000 (one million US dollars). The stand-by letter of credit will expire on March 31, 2005, and can be drawn by TEXMAC if LMIC fails to pay TEXMAC within the said net 60 days term.

      o TEXMAC will review LMIC's credit performance periodically to adjust this credit line to adapt to LMIC's growth.

We sincerely hope this letter will serve to explain our services to be extended to LMIC.

Sincerely,

/s/ William L. Mahon, Jr.
-------------------------
William L. Mahon, Jr.
Senior Vice President
TEXMAC, Inc.